Exhibit 10.1

Published CUSIP Number:

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 1, 2010

among

MODUSLINK GLOBAL SOLUTIONS, INC.

and certain of its Subsidiaries, as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

i

3.03	Inability to Determine Rates	48

3.04	Increased Costs; Reserves on Eurodollar Rate Loans	49

3.05	Compensation for Losses	50

3.06	Mitigation Obligations; Replacement of Lenders	50

3.07	Survival	51

3.08	Nature and Extent of Each Borrower’s Liability	51

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	53

4.02	Conditions to all Credit Extensions	55

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	55

5.02	Authorization; No Contravention	56

5.03	Governmental Authorization; Other Consents	56

5.04	Binding Effect	56

5.05	Financial Statements; No Material Adverse Effect	56

5.06	Litigation	57

5.07	No Default	57

5.08	Ownership of Property; Liens; Investments	57

5.09	Environmental Compliance	57

5.10	Insurance	58

5.11	Taxes	58

5.12	ERISA Compliance	58

5.13	Subsidiaries; Equity Interests; Loan Parties	59

5.14	Margin Regulations; Investment Company Act	59

5.15	Disclosure	59

5.16	Compliance with Laws	59

5.17	Intellectual Property; Licenses, Etc	60

5.18	Solvency	60

5.19	Casualty, Etc	60

5.20	Labor Matters	60

5.21	Collateral Documents	60

ARTICLE VI AFFIRMATIVE COVENANTS

6.01	Financial Statements	61

6.02	Certificates; Other Information	62

6.03	Notices	64

6.04	Payment of Obligations	64

6.05	Preservation of Existence, Etc	64

6.06	Maintenance of Properties	65

6.07	Maintenance of Insurance; Treasury Management	65

6.08	Compliance with Laws	65

6.09	Books and Records	65

6.10	Inspection Rights	66

6.11	Use of Proceeds	66

6.12	Additional Subsidiaries	66

6.13	Compliance with Environmental Laws	66

6.14	Further Assurances	66

6.15	Compliance with Terms of Leaseholds	67

6.16	Amendments of Organization Documents	67

6.17	Material Contracts	67

ARTICLE VII NEGATIVE COVENANTS

7.01	Liens	67

7.02	Indebtedness	69

7.03	Investments	70

7.04	Fundamental Changes	71

7.05	Dispositions	72

7.06	Restricted Payments	72

7.07	Change in Nature of Business	73

7.08	Transactions with Affiliates	73

7.09	Burdensome Agreements	73

7.10	Use of Proceeds	74

7.11	Financial Covenants	74

7.12	Amendments of Organization Documents	74

7.13	Accounting Changes	74

7.14	Prepayments, Etc. of Indebtedness	74

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	74

8.02	Remedies upon Event of Default	76

8.03	Application of Funds	77

ARTICLE IX ADMINISTRATIVE AGENT
9.01	Appointment and Authority	78

9.02	Rights as a Lender	78

9.03	Exculpatory Provisions	78

9.04	Reliance by Administrative Agent	79

9.05	Delegation of Duties	79

9.06	Resignation of Administrative Agent	80

9.07	Non-Reliance on Administrative Agent and Other Lenders	80

9.08	No Other Duties, Etc	81

9.09	Administrative Agent May File Proofs of Claim	81

9.10	Collateral Matters	81

ARTICLE X MISCELLANEOUS

10.01	Amendments, Etc	82

10.02	Notices; Effectiveness; Electronic Communications	83

10.03	No Waiver; Cumulative Remedies	85

10.04	Expenses; Indemnity; Damage Waiver	86

10.05	Payments Set Aside	87

10.06	Successors and Assigns	87

10.07	Treatment of Certain Information; Confidentiality	91

10.08	Right of Setoff	91

10.09	Interest Rate Limitation	92

10.10	Counterparts; Integration; Effectiveness	92

10.11	Survival of Representations and Warranties	92

10.12	Severability	92

10.13	Replacement of Lenders	92

10.14	Governing Law; Jurisdiction; Etc	93

10.15	Waiver of Jury Trial	94

10.16	No Advisory or Fiduciary Responsibility	94

10.17	Electronic Execution of Assignments and Certain Other Documents	94

10.18	USA PATRIOT Act Notice	95

10.19	Time of the Essence	95

10.20	ENTIRE AGREEMENT	95

SIGNATURES		S-1

v

SCHEDULES
2.01	Commitments and Applicable Percentages
2.02	Eligible Inventory Locations
2.03	Eligible Loan Parties and Corresponding Applicable Advance Percentages
5.08(b)	Existing Liens
5.12(d)	Pension Plans
5.12(e)	Other Plans
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.20	Labor Matters
6.12	Additional Subsidiaries
7.02	Existing Indebtedness
7.03	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

Form of
A	Committed Loan Notice
B	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Letter of Undertaking
F	Borrowing Base Certificate
G	Joinder

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of February 1, 2010, among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory hereto (together with Holdings, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Amendment and Restatement. In order to facilitate the amendment and restatement contemplated by this Agreement and otherwise to effectuate the desires of the Borrowers, the Administrative Agent and the Lenders:

(a) As of the close of business on February 1, 2010, the entire outstanding balance of the Loan (as defined in the Existing Credit Agreement) was held by Bank of America and The Private Bank (or their participants).

(b) Simultaneously with the Closing Date, but immediately prior to giving effect to Section 1.01(e), the parties hereby agree that (i) the Applicable Revolving Credit Percentages of each of the Lenders shall be the Revolving Credit Applicable Percentage as set forth on Schedule 2.01 opposite such Lender’s name, (ii) the outstanding principal balance of the Loan (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be reallocated as outstanding Loans hereunder, and (iii) the requisite assignments shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions, but without the payment of any related assignment fee.

(c) The parties hereby consent to all reallocations and assignments effected pursuant to Section 1.01(b) and waive any requirement for any other document or instrument, including any Assignment and Assumption, necessary to give effect to any reallocation or assignment. On the Closing Date, the Lenders shall make full cash settlement with each other either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments and reallocations as reflected in this Section 1.01 such that after giving effect to such settlements each Lender’s Applicable Revolving Credit Percentage equals (with customary rounding) its Applicable Percentage of the Outstanding Amount of all Loans.

(d) The Borrowers, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Obligations, the rights and interests of the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(e) Notwithstanding this amendment and restatement of the Existing Credit Agreement, and of any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing to any Person under the Existing Credit Agreement and other Existing Loan Documents shall continue as Obligations hereunder, and (ii) each of this Agreement, the Revolving Credit Notes and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Borrowers under the Existing Credit Agreement or any Existing Loan Documents and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Existing Loan Documents or any obligations thereunder. Upon the effectiveness of this Agreement, all Loans owing by the Borrowers and outstanding under the Existing Credit Agreement shall continue as Loans hereunder and shall constitute advances hereunder, and all Letters of Credit outstanding under the Existing Credit Agreement shall continue as Letters of Credit hereunder. “Loans” under the Existing Credit Agreement accruing interest at the “BBA LIBOR Daily Floating Rate” under the Existing Credit Agreement shall accrue interest at the Base Rate hereunder and the parties hereto agree that the “Interest Periods” for all “LIBOR Loans” outstanding under the Existing Credit Agreement on the Closing Date shall remain in effect without renewal, interruption or extension as Eurodollar Rate Loans under this Agreement and accrue interest at the Eurodollar Rate hereunder (with any changes in the Applicable Rate effected hereunder becoming effective as of the Closing Date); provided that on and after the Closing Date the Applicable Rate applicable to any Loan or Letter of Credit hereunder shall be as set forth in the definition of Applicable Rate below, without regard to any margin applicable thereto under the Existing Credit Agreement prior to the Closing Date.

(f) Notwithstanding the provisions regarding assignments set forth in Section 10.06 hereof, as of the Closing Date, the Revolving Credit Commitment for each of the Lenders are as set forth on Schedule 2.01.

1.02 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” shall mean all accounts (including without limitation all right to payment for services rendered or goods sold or leased), contract rights, leases, chattel paper, instruments, life insurance policies, notes and documents, whether now owned or to be acquired by any Borrower.

“Account Debtor” shall mean any Person who is or who may become obligated to any Borrower under, with respect to, or on account of an Account.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to Holdings and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (a) the unused portion of the Revolving Credit Facility at such time and (b) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Amended and Restated Credit Agreement.

“Allocable Amount” has the meaning specified in Section 3.08.

“Applicable Advance Percentage” means the advance rates on Eligible Inventory and Eligible Receivables applicable to each Eligible Loan Party, as set forth on Schedule 2.03.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending July 31, 2010, 0.625% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate

Pricing Level	Consolidated Leverage Ratio	Unused Commitment Fee

1	< 0.5:1	0.50%

2	≥0.5:1 but <1.0:1	0.50%

3	≥1.0:1	0.625%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending July 31, 2010, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	< 0.5:1	2.25%	1.25%
2	≥0.5:1 but <1.0:1	2.50%	1.50%
3	≥1.0:1	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment with respect to the Revolving Credit Facility or holds a Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended July 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change (i) in such prime rate announced by Bank of America or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the “prime rate” or the Federal Funds Rate, respectively, and (ii) in the Eurodollar Rate described in clause (c) above shall take effect on the date of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Agent” has the meaning specified in Section 2.14.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F.

“Borrowing Base Deficiency” means, at any time, the failure of (a) the sum of the Loan Values of the Eligible Collateral at such time to equal or exceed (b) the Total Revolving Credit Outstandings at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Buy Back Agreement” means an agreement between a Borrower and a customer of such Borrower pursuant to which such customer agrees to purchase from such Borrower any Inventory that is in excess of such Borrower’s then current requirements or which is obsolete, at a price that is not less than 100% of the original purchase price of such Inventory.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Loan Parties or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or any Affiliate of such Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Investment Policy” means that certain cash investment policy of the Borrowers as in effect as of the date hereof and as provided to and reasonably satisfactory to the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 33% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 33% or more of the combined voting power of such securities; or

(d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Loan Parties and their Subsidiaries.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMG@Ventures Entities” means CMG Securities Corporation, CMG@Ventures, Inc., CMG@Ventures Capital Corp., and any Subsidiaries of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

“Collateral Documents” means, collectively, the Security Agreement, each Securities Pledge Agreement, certificates representing the “Pledged Equity” or “Pledged Interests” (as applicable) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the “Pledged Debt” referred to therein indorsed in blank, all lockbox agreements, deposit account control agreements and securities account control agreements, the Intellectual Property Security Agreements, each of the joinders to Security Agreement, Securities Pledge Agreements, or Intellectual Property Security Agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, mortgages, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, and all landlords’ and bailees’ waiver and consent agreements with respect to the Collateral.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrowers and their Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) all Net Non-Cash Restructuring Charges recognized by Borrowers and their Subsidiaries during such Measurement Period (to the extent calculations of the Net Non-Cash Restructuring Charges for such Measurement Period result in a positive number); (v) unrealized, non-cash foreign exchange losses, (vi) an amount equal to all non-cash goodwill impairment charges recognized by Borrowers and their Subsidiaries; (vii) adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments, and (viii) non-cash stock compensation expenses; and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) unrealized, non-cash foreign exchange gains, and (iii) adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments.

“Consolidated Core Cash Flow Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) rentals payable under leases of real or personal, or mixed, property, in each case as reflected on the Borrowers’ income statements, to (b) the sum of (i) Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, (iii) rentals paid under leases of real or personal, or mixed, property, in each case as reflected on the Borrowers’ income statements, and (iv) Net Cash Restructuring Payments (to the extent that calculations of the Net Cash Restructuring Payments for such Measurement Period result in a positive number), in each case, of or by the Borrowers and their Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all cash interest paid or payable with respect to discontinued operations and (c) the portion of cash rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrowers and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period (including Consolidated EBITDA with respect to any newly-created or acquired Subsidiary calculated on a pro forma basis for such Measurement Period as if the acquisition had been consummated as of the first day of the Measurement Period).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrowers and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that any Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that any Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to any Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to such Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Plus Agreement” means an agreement entered into in the ordinary course of business and on an ongoing basis between a Borrower and a Subsidiary pursuant to which services are rendered by one of the parties in exchange for consideration payable by the other party in the amount of the service provider’s cost plus an applicable mark-up, and “Cost Plus Agreements” means all such agreements.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Securities” means any bonds, notes, certificates of deposit, or any other debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means, collectively, Eligible Inventory and Eligible Receivables.

“Eligible Inventory” means the aggregate amount of all Inventory (including raw materials) of Eligible Loan Parties (other than ModusLink PTS, Inc.) that is subject to a Buy Back Agreement, valued on the first-in, first-out method of inventory valuation or valued on a moving average basis which is insured to the Administrative Agent’s satisfaction, less any Inventory:

(a) which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory; or

(b) which is consigned, in transit or the subject of a bill in lading or other title document; or

(c) which is not located at an Eligible Inventory Location; or

(d) which the Administrative Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (and the Administrative Agent shall notify Holdings of any such determination within a reasonable time after it has been made); or

(e) which fails to meet or violates any warranty, representation or covenant contained in this Agreement, the Security Agreement or any related document or instrument relating to such Inventory; or

(f) which is subject to any Lien or security interest except in favor of the Administrative Agent; or

(g) which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies; or

(h) which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged, is not currently saleable in the normal course of business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs); or

(i) which, although subject to a Buy Back Agreement, the customer has breached its obligation to purchase Inventory pursuant to such Buy Back Agreement; or

(j) which is obsolete, unusable or otherwise unavailable for sale and has been in the Borrowers’ Inventory in excess of 180 days.

Borrowers agree that work in process inventory shall not be included in Eligible Inventory. Notwithstanding anything to the contrary herein, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible Inventory.

“Eligible Inventory Location” means the locations identified on Schedule 2.02, together with such other locations in the United States as to which the Administrative Agent may, from time to time, agree, subject to such reasonable conditions as Administrative Agent may determine appropriate, including the execution and filing of appropriate financing statements and the obtaining of any Lien waivers from any bailee, warehouseman, landlord, mortgagee or similarly situated Person who may have a Lien in or upon any Inventory at such location.

“Eligible Loan Parties” means the Loan Parties set forth on Schedule 2.03.

“Eligible PTS Inventory” means the aggregate amount of all Inventory (including raw materials) of ModusLink PTS, Inc., valued on the first-in, first-out method of inventory valuation or valued on a moving average basis which is insured to the Administrative Agent’s satisfaction, less any Inventory:

(a) which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory; or

(b) which is consigned, in transit or the subject of a bill in lading or other title document; or

(c) which is not located at an Eligible Inventory Location; or

(d) which the Administrative Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (and the Administrative Agent shall notify Holdings of any such determination within a reasonable time after it has been made); or

(e) which fails to meet or violates any warranty, representation or covenant contained in this Agreement, the Security Agreement or any related document or instrument relating to such Inventory; or

(f) which is subject to any Lien or security interest except in favor of the Administrative Agent; or

(g) which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies; or

(h) which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged, is not currently saleable in the normal course of business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs); or

(i) which is unrepaired or unrefurbished consumer electronic goods and unrepaired or unrefurbished boards for such goods; or

(j) which is obsolete, unusable or otherwise unavailable for sale and has been in ModusLink PTS, Inc.’s Inventory in excess of 180 days.

Borrowers agree that work in process inventory shall not be included in Eligible PTS Inventory. Notwithstanding anything to the contrary herein, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible PTS Inventory.

“Eligible Receivables” means the aggregate amount of all Receivables of Eligible Loan Parties arising in the ordinary course of such Eligible Loan Parties’ business as presently conducted, valued at the lowest of invoice (adjusted for credits, returns or the like), book value or the amount reasonably expected by Eligible Loan Parties to be collected from the particular Account Debtor(s), less any accounts and related amounts:

(a) which remain fully or partially unpaid for more than ninety (90) days after their respective invoice dates except as contemplated by clause (o) below; or

(b) which are not due and payable in full in accordance with such Person’s credit and collection policy as disclosed by such Person to Administrative Agent; provided that regardless of the terms of such credit and collection policy, no Eligible Receivable shall have a payment term which is greater than sixty (60) days from the date of its related invoice; or

(c) which are owed by a particular Account Debtor if fifty percent (50%) or more of the balance owing by such Account Debtor has not been paid within 90 days of the invoice date; or

(d) with respect to which the Account Debtor is another Borrower or is a partner, shareholder, director, officer, employee, or agent of any such Borrower or is a Subsidiary or other Affiliate; or

(e) with respect to which payment by the Account Debtor is or may be conditional, and accounts commonly known as “bill and hold” or accounts with a similar or like arrangement; or

(f) with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, or with respect to which the Account Debtor is not subject to service of process in the United States of America, unless such Person has furnished Administrative Agent with a letter of credit or account receivable insurance in at least the amount of the account acceptable as to form, substance and issuer to Administrative Agent in its sole discretion; notwithstanding the foregoing, up to $7,500,000 of ModusLink B.V. Receivables shall be considered Eligible Receivables if, but for this subsection (f), such ModusLink B.V. Receivables would otherwise be considered Eligible Receivables; or

(g) with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940, as amended, and all other necessary steps to perfect Administrative Agent’s security interest in such account have been completed to Administrative Agent’s satisfaction; or

(h) with respect to which such Person is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to such Person; or

(i) with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor; or

(j) arising from a “sale on approval” or “sale or return”; or

(k) which are subject to any Lien or security interest except in favor of Administrative Agent, or are “bonded” or similar accounts; or

(l) which are owed by an Account Debtor which has a dispute with such Person, or as to which any adverse claim, dispute or litigation relates (including without limitation any claim that any amounts are not owed to such Person), but only in the amount of such adverse claim, dispute or litigation; or

(m) which are owed by an Account Debtor which (a) has filed a petition or (b) is subject to an involuntary petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation or has made a general assignment for the benefit of its creditors; or

(n) which fails to meet or violates any warranty, representation or covenant (subject to any applicable grace or cure period) contained in this Agreement or any related document or instrument relating directly to Accounts; or

(o) which Administrative Agent deems, in its reasonable discretion, to be doubtful in their collection.

Notwithstanding anything to the contrary herein, (i) except as otherwise provided in subsection (f) above, no Accounts which are owed to any Subsidiary that is not a resident of the United States shall be Eligible Receivables and (ii) if the aggregate amount of all Accounts owed by a particular Account Debtor exceed 37.5% of Eligible Receivables after giving effect to subsections (a)-(o) above, then all Accounts in excess of such amount shall be excluded as Eligible Receivables.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of any Borrower or any ERISA Affiliate; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means,

(a) with respect to each Eurodollar Rate Loan, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time two London Banking Days prior to the date of determination (or as to any day that is not a London Banking Day, on the next preceding London Banking Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate determined by reference to clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Equity Interests” means (a) all Equity Interests held by any Borrower that are listed as “available-for-sale securities” on the balance sheets of the Loan Parties and (b) all other Equity Interests held by any Borrower in privately held companies with carrying values of less than $100,000 as of the date hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Holdings under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 among ModusLink Corporation, SalesLink LLC and Sales Link Mexico Holding Corp., as the Borrowers, Bank of America, N.A., as successor my merger to LaSalle Bank National Association), as agent, and a syndicate of lenders, as amended, modified and supplemented to date.

“Existing Letter of Credit” means that certain letter of credit in the amount of $100,994 for the benefit of Bay Colony Center LLC, with an automatic renewal date of October 1, 2010.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated February 1, 2010, by and between Holdings and the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Loan Party which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Full Payment” means, with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding); (b) if such Obligations are L/C Obligations or inchoate or contingent in nature, cash collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any claims of the Loan Parties against the Administrative Agent, Lenders and L/C Issuer arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Revolving Credit Commitments related to such Loans have expired or been terminated

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such

Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Payment” has the meaning specified in Section 3.08.

“Guarantors” means, collectively, the Subsidiaries of Holdings which are not Domestic Subsidiaries, and which are listed on Schedule 6.12, and each other Subsidiary of Holdings which is not a Domestic Subsidiary and that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreements” means a Patent and Trademark Security Agreement and Copyright Security Agreement, in each case in form and substance reasonably acceptable to the Administrative Agent, together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower Agent in its Committed Loan Notice; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning specified in the Security Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Holdings (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Holdings and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is one year after the date that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) the Collateral Documents and (d) each Issuer Document.

“Loan Parties” means, collectively, each of the Borrowers, any Pledgor, and any Guarantor of the Obligations.

“Loan Value” means, at any time, with respect to the Eligible Collateral of the Eligible Loan Parties, the sum of the following amounts and, with respect to a particular category of Eligible Collateral, the following amount for such category of Eligible Collateral:

(a) the lesser of (i) the Applicable Advance Percentage of the value of Eligible Inventory of each of the Eligible Loan Parties (other than ModusLink PTS, Inc.) plus the Applicable Advance Percentage of the value of Eligible PTS Inventory, and (ii) $15,000,000 (provided that no more than $5,000,000 shall be attributed to ModusLink PTS, Inc. and/or Eligible PTS Inventory under any provision of this clause (a)); plus

(b) the Applicable Advance Percentage of the value of Eligible Receivables of each of the Eligible Loan Parties (including ModusLink PTS, Inc.).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means February 1, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Modified GAAP” means GAAP, with the exception that monthly financial statements will not be adjusted for tax provisions, mark-to-market accounting, restructuring charges, stock based compensation expense and accounting for discontinued operations.

“ModusLink B.V. Receivables” shall mean all accounts receivable of Hewlett-Packard Company, a Delaware corporation owed to ModusLink B.V., a corporation organized under the laws of the Netherlands, f/k/a Modus Media International B.V. (“ModusLink B.V.”) or ModusLink Tilburg B.V., a corporation organized under the laws of the Netherlands, f/k/a SalesLink International B.V., f/k/a Logistical Processing B.V. (“Tilburg B.V.”) which result from the operations of ModusLink B.V. or Tilburg B.V. in Tilburg, Netherlands and Apeldoorn, Netherlands as indicated on the most recent Borrowing Base Certificate.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Restructuring Payments” means, for any Measurement Period, cash payments made under leases accrued as non-cash restructuring charges after October 31, 2009, on a going-forward basis, in each case, of or by the Borrowers and their Subsidiaries for the most recently completed Measurement Period, net of the component of restructuring charges (as defined by GAAP) that are contractual in nature and accrued during the Measurement Period.

“Net Non-Cash Restructuring Charges” means, for any Measurement Period, the component of restructuring charges (as defined by GAAP) that are contractual in nature and accrued during the Measurement Period, net of any cash payments made during the Measurement Period under leases accrued as non-cash restructuring charges.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Related Credit Arrangements, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means at any time any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is maintained or is contributed to by any Borrower and any ERISA Affiliate.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431 and 432 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Foreign Subsidiary” means a Subsidiary of a Loan Party which is not a Domestic Subsidiary, the Equity Interests of which have been pledged to the Administrative Agent (as required by Section 6.12 or otherwise).

“Pledgors” means ModusLink Pte. Ltd., a Singapore limited company, Modus Media International Ireland (Holdings), an Ireland limited company, and each other Subsidiary of a Loan Party which is not a Domestic Subsidiary that has pledged the Equity Interests to the Administrative Agent as required by Section 6.12 or other terms and conditions of the Loan Documents, and “Pledgor” means any one of them.

“Post-Closing Agreement” means that certain Post Closing Agreement, dated as of the date hereof, by and among the Borrowers and the Administrative Agent.

“Public Lender” has the meaning specified in Section 6.02.

“Receivables” has the meaning specified in the Security Agreement.

“Register” has the meaning specified in Section 10.06(c).

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Swap Contract” means each Swap Contract entered into or maintained by or for the benefit of any Loan Party with a Related Swap Contract Provider and is not prohibited by the express terms of the Loan Documents.

“Related Swap Contract Provider” means any Person that, at the time it enters into a Related Swap Contract, is (a) a Lender or (b) an Affiliate of a Lender that has executed and delivered a letter of undertaking in the form of Exhibit E hereto to the Administrative Agent, provided that, at any time such Person ceases to be a Lender or an Affiliate of a Lender hereunder, such Person shall no longer be considered a “Related Swap Contract Provider”.

“Related Treasury Management Arrangement” means any Bank of America ePayables Solution and any arrangement for the delivery of treasury management services to or for the benefit of any Loan Party which is entered into or maintained with a Lender or Affiliate of a Lender and which is not prohibited by the express terms of the Loan Documents; provided that, at any time the provider of such services ceases to be a Lender or an Affiliate of a Lender hereunder, such arrangements shall no longer be considered “Related Treasury Management Arrangements”.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, at least two Lenders holding at least 51% (or, at any time that any Loans are made pursuant to Section 2.16 hereof and such Loans are not made by the Lenders as of the date hereof in the Applicable Revolving Credit Percentages set forth on Schedule 2.01 as of the date hereof, 66-2/3%) of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, share repurchase, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Commitment” means, as to each Lender, its obligation (a) to make Loans to the Borrowers pursuant to Section 2.01 and (b) to purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.16(d).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Pledge Agreement” means each securities pledge agreement dated on or after the date hereof, duly executed by each Pledgor in favor of the Administrative Agent, for the benefit of the Lenders, the Administrative Agent and the other parties secured thereunder, and any joinder agreement thereto executed and delivered to the Administrative Agent pursuant thereto.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, duly executed by each of the Borrowers in favor of the Administrative Agent, for the benefit of the Lenders, the Administrative Agent and the other parties secured thereunder, and any joinder agreement thereto executed and delivered to the Administrative Agent pursuant thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a Person that is a controlled foreign corporation under Section 957 of the Code.

1.03 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.04 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Facility and (B) the sum of the Loan Values of all Eligible Collateral at such time, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower Agent is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Agent fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower Agent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Revolving Credit Facility, and if no timely notice of a conversion or continuation is provided by the Borrower Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the

Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Agent; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify Holdings and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Holdings and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Holdings or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Holdings or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Holdings for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Holdings that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Holdings’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Holdings may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Holdings or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of

Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower Agent shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Agent and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Holdings (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower Agent shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower Agent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower Agent shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower Agent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Holdings and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Agent of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant

L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their Subsidiaries.

The Borrower Agent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Not later than five (5) Business Days prior to the Maturity Date, the Borrowers shall Cash Collateralize all outstanding Letters of Credit with a Letter of Credit Expiration Date later than the Maturity Date, and the L/C Issuer is hereby authorized to provide any notices with respect to Auto-Extension Letters of Credit or Auto-Reinstatement Letters of Credit as set forth in Sections 2.03(b)(iii) and (iv) above. Sections 2.05, 8.01(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05, Section 8.01(c) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the

L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America (which accounts may or may not be interest bearing). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 [RESERVED]

2.05 Prepayments. (a) Optional. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Revolving Credit Facility). If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) [RESERVED].

(c) Mandatory Revolving Prepayments.

(i) If for any reason the aggregate amount of the Total Revolving Credit Outstandings at any time exceeds the sum of the Loan Values of the Eligible Collateral at such time, the Borrowers shall immediately prepay the Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii) If any Borrower receives any proceeds of over $100,000 from the exercise of any Buy Back Agreements at any time when the difference between (A) the sum of the Loan Values of the Eligible Collateral and (B) the aggregate amount of the Total Revolving Credit Outstandings is less than $2,500,000, the Borrowers shall immediately prepay the Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such proceeds from the exercise of any Buy Back Agreements.

2.06 Optional Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

2.07 Repayment of Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Revolving Credit Facility and (ii) each Base Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The unused commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) One-Time Upfront Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a one-time upfront fee equal to $400,000. Such one-time upfront fee shall be for the Lenders’ participation in the facilities described herein and shall be payable in full upon the Closing Date.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, Holdings, the Administrative Agent or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Borrowers’ Agent. Each Loan Party hereby designates Holdings as its representative and agent (the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, L/C Issuer or any Lender. Holdings hereby accepts such appointment. The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Holdings on behalf of any Loan Party. The Administrative Agent and Lenders may give any notice or communication with a Loan Party hereunder to Holdings on behalf of such Loan Party. Each of the Administrative Agent, L/C Issuer and Lenders shall have the right, in its discretion, to deal exclusively with Holdings for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Holdings shall be binding upon and enforceable against it.

2.15 One Obligation. The Loans, L/C Obligations and other Obligations shall constitute one general obligation of the Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that the Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

2.16 Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower Agent may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 (with $5,000,000 increments thereafter), and (ii) the Borrower Agent may make a maximum of four such requests. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. No Lender is obligated to agree to increase its Revolving Credit Commitment, and any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower Agent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower Agent shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As condition precedents to such increase, (i) the Borrowers shall pay any applicable upfront and arrangement fees specified by Administrative Agent, (ii) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of each Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default exists, and the Borrowers shall otherwise satisfy the conditions for Credit Extensions under Section 4.02, and (iii) the Borrowers shall execute and deliver all amendments, restatements, or other documents to any and all Loan Documents (including amended and restated notes) as necessary or required by the Administrative Agent to effect any increase in the Loans contemplated hereunder. The Borrowers shall prepay any Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Yield. The applicable margin on the Loans extended under this Section 2.16 and the increase in the Revolving Credit Facility will be determined by the Borrowers and the Lenders providing such Loans or the increase in the Revolving Credit Facility at the time of the Revolving Credit Increase Effective Date; provided that if such applicable margin would exceed the applicable margin for the Revolving Credit Facility as in effect prior to the Revolving Credit Increase Effective Date, the applicable margin for the Revolving Credit Facility (including any prior Loans and increases to the

Revolving Credit Facility) shall be automatically increased to equal the applicable margin on the new Loans.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall also, and do hereby jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to Holdings by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in the foregoing clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by Holdings or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Holdings, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Holdings or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to Holdings and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Holdings or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if any of the Borrowers is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Holdings and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Holdings or the Administrative Agent as will enable Holdings or the Administrative Agent, as the case may be, to determine whether or now such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Holdings and the

Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Holdings within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Holdings or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Holdings and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Holdings or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, jointly and severally agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Holdings and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Holdings of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Holdings; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Holdings pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the

account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent and Lenders the prompt payment and performance of, all Obligations and all other agreements of the Borrowers under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Loan Party; (e) any election by the Administrative Agent or any Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Lender against any Loan Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such

Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, the Administrative Agent and Lenders that the provisions of this Section 3.08 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) The Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any real property by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 3.08. If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 3.08, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 3.08 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount (as defined below).

(ii) If any Borrower makes a payment under this Section 3.08 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 3.08 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Nothing contained in this Section 3.08 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), L/C Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Administrative Agent and Lenders each shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that the Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that the Administrative Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Post-Closing Agreement, and each of the Collateral Documents (other than those specifically provided for in the Post-Closing Agreement), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) a Revolving Credit Note executed by the Borrowers in favor of each Lender requesting a Revolving Credit Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of BRL Law Group LLC, as counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent;

(vi) a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Holdings certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(ix) a Borrowing Base Certificate dated as of December 31, 2009, duly certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings relating to the initial Credit Extension;

(x) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Holdings ended October 31, 2009, signed by chief executive officer, chief financial officer, treasurer or controller of Holdings;

(xi) monthly financial statements as of December 31, 2009 in the form required by Section 6.01(b); and

(xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or the Lenders) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent and the Lenders).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) the sum of the Loan Values of the Eligible Collateral exceeds the Outstanding Amount of the Loans and L/C Obligations at such time, after giving effect to such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and separately represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable and when recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Upon the execution by each Pledgor of each Securities Pledge Agreement to which such Person is a party, the execution, delivery and performance by such Pledgor of each Loan Document to which such Person is a party will have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than the filing of UCC financing statements) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries on a consolidated basis as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The consolidated balance sheets of Holdings and its Subsidiaries as at October 31, 2009, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the three months then ended, certified by the chief financial officer or treasurer of Holdings, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated and consolidating results of operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Each Loan Party has good, marketable and insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Each lease of real property under which any Loan Party of a Loan Party is the lessee, including, without limitation, each lease with respect to each Eligible Collateral Location, is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

5.09 Environmental Compliance. The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

5.11 Taxes. The Borrowers and their Subsidiaries have filed (where applicable) all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the Loan Parties’ knowledge, there is no proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code;

(b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Materials Adverse Effect.

(c) (i) Neither the Borrowers nor any ERISA Affiliate has taken any action which would constitute or result in an ERISA Event with respect to any Pension Plan; (ii) The Borrowers and each ERISA Affiliate has met all applicable minimum funding requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither any Borrower or any ERISA Affiliate knows of any facts or circumstances which would cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan;

(d) Neither any Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or liability under, any Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, as not prohibited by this Agreement;

(e) Neither any Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code other than (A) on the Closing Date, those listed on Schedule 5.12(e) hereto and (B) thereafter, as not prohibited by this Agreement.

5.13 Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Other than (i) as set forth on part (b) of Schedule 5.13 or (ii) any Equity Interests whose value is less than $500,000 per investment, no Loan Party has any Equity Interests. All of the outstanding Equity Interests in each Loan Party other than Holdings have been validly issued, are fully paid and non-assessable and are owned by the Loan Party and in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. With respect to Holdings and its Subsidiaries on a consolidated basis, (a) the fair value of the property of Holdings and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of Holdings and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of Holdings and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) Holdings and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond Holdings and its Subsidiaries’ ability to pay such debts and liabilities as they mature, (d) Holdings and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Holdings and its Subsidiaries’ property would constitute an unreasonably small capital, and (e) Holdings and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. Except as set forth on Schedule 5.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries as of the Closing Date and neither the Borrowers nor any Domestic Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years. No Foreign Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than (x) contingent indemnification obligations that survive termination of this Agreement and (y) obligations and liabilities under Related Credit Arrangements as to which arrangements satisfactory to the applicable secured party have been made) shall remain unpaid or unsatisfied, or any Letter of Credit (which is not collateralized in accordance with this Agreement) shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (or such later date on which Holdings is required to file a Form 10-K under the Securities Exchange Act of 1934, as amended, including under Rule 12b-25 of the Securities Exchange Act of 1934, as amended) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within (y) 45 days after the end of each calendar month (other than the last month of the fiscal year), commencing with January 2010, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations and cash flows for such calendar month and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the previous month and the corresponding portion of the previous fiscal year (if available), all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, and cash flows of Holdings and its Subsidiaries in accordance with Modified GAAP, subject only to normal year-end audit adjustments and the absence of footnotes to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries and (z) forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings and its Subsidiaries (or such later date on which Holdings is required to file a Form 10-Q under the Securities Exchange Act of 1934, as amended, including under Rule 12b-25 of the Securities Exchange Act of 1934, as amended), (i) internally prepared documentation sufficient to establish that all deviations from GAAP identified on the financial statements delivered pursuant to subsection (y) above in accordance with Modified GAAP have been conformed and/or modified to be in accordance with GAAP as of such quarter, (ii) a consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidating statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of

Holdings and its Subsidiaries, and (iii) a statement of all consolidated cash balances maintained by Holdings and its Subsidiaries for each country;

(c) as soon as available, but in any event at least 1 day before the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year, provided that a board-approved annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, in form satisfactory to the Administrative Agent and the Required Lenders, shall be delivered to the Administrative Agent by the 65th day of each fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the annual audited financial statements referred to in Section 6.01(a) and the monthly financial statements referred to in Section 6.01(b) for the months of October, January and April, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, notification of each annual report or financial statement sent to the stockholders of Holdings and each Form 10-K, 10-Q, or 8-K which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt Securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) [RESERVED];

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (other than routine non-material comment and review process) by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in real estate mortgages or deeds of trust (if any) to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(i) as soon as available, but in any event within 35 days after the end of each month, a Borrowing Base Certificate, as at the end of such month, duly certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings, together with report setting forth (A) a trial balance of all Accounts existing as of the last day of the month preceding the date of such report, specifying for each Account Debtor obligated on the Accounts in the United States or on the ModusLink B.V. Receivables, such Account Debtor’s name and outstanding balance, (B) an aging of such Accounts in the United States and the ModusLink B.V. Receivables, (C) a list of all billings booked in advance as of such day, (D) a listing of all inventory in the United States (including, without limitation, an aging of such inventory, the location of such inventory, and whether it is subject to a Buy Back Agreement), and (E) any other information reasonably required by the Administrative Agent; and

(j) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents or notices required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holding’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holding’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”

shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no Obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that a Loan Party may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance; Treasury Management.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of any change in or any termination, lapse or cancellation of such insurance.

(b) ModusLink Corporation and all of its Domestic Subsidiaries shall maintain all treasury management services, all deposit accounts, all securities accounts, and all other banking services for all of its Domestic Subsidiaries with Bank of America (except for any deposit accounts, securities accounts, and other banking services required by ModusLink Corporation or one of its Domestic Subsidiaries in a location where such accounts or services cannot be provided by Bank of America, provided that such accounts or services shall be subject to control agreement requirements and other perfection actions as set forth in the Security Agreement). Holdings and all of its Domestic Subsidiaries shall maintain all treasury management services, all deposit accounts, all securities accounts, and all other banking services for all of its Domestic Subsidiaries with Bank of America and/or the Lenders, except for (i) deposit and securities accounts with an aggregate balance of less than $250,000 as of the date hereof, (ii) deposit accounts opened at any time after the date hereof with an aggregate balance (together with all other deposit accounts of Holdings and all of its Domestic Subsidiaries) of less than $250,000, (iii) securities accounts opened at any time after the date hereof with an aggregate balance (together with all other securities accounts of Holdings and all of its Domestic Subsidiaries) of less than $2,500,000, (iv) certificates of deposit where Bank of America and/or the Lenders do not offer certificates of deposit with comparable rates of return (provided that any such certificates of deposit with maturities of longer than six months shall be subject to perfection actions and requirements as set forth in the Security Agreement), and (v) any deposit accounts, securities accounts, and other banking services required by Holdings or one of its Domestic Subsidiaries in a location where such accounts or services cannot be provided by Bank of America and/or the Lenders (provided that such accounts or services shall be subject to control agreements or other perfection action as set forth in the Security Agreement).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers. The Borrowers shall reimburse the Administrative Agent for one such field examination per year, provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrowers (regardless of the number of such field examinations) at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for financing acquisitions, working capital, general corporate purposes and issuances of Letters of Credit not in contravention of any Law or of any Loan Document.

6.12 Additional Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Subsidiary (whether directly or indirectly) of Holdings, and promptly thereafter (and in any event within 30 days):

(a) if such Person is a Domestic Subsidiary, cause such Person to become a Borrower by executing a Joinder to this Agreement in the form attached hereto as Exhibit G and to the Security Agreement and Intellectual Property Security Agreements in the forms attached thereto;

(b) if such Person is not a Domestic Subsidiary, to the extent any Borrower intends to fund any Investment in such Person (except as otherwise specifically permitted under Sections 7.03(c)(vi) and 7.03(c)(vii)), cause the holder of the Equity Interests of such Person to execute the Security Agreement or other applicable Collateral Document and pledge 66 2/3% of the Equity Interests to be pledged as Collateral for the Obligations pursuant thereto, and amend the Schedule of Pledged Equity to the Security Agreement or other applicable Collateral Document to reflect such pledge; and

(c) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the creation, attachment, perfection and enforceability of the Lien on any Collateral, including any Equity Interests of Pledged Foreign Subsidiaries, and the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrowers or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16 Amendments of Organization Documents. Provide the Administrative Agent with each amendment, restatement or other modification to any Organization Documents of the Loan Parties and their Subsidiaries.

6.17 Material Contracts. (i) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, (iii) enforce each such Material Contract in accordance with its terms, (iv) take all such action to such end as may be from time to time requested by the Administrative Agent and (v) upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case under clauses (i) through (v) above, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than (x) contingent indemnification obligations that survive termination of this Agreement and (y) obligations and liabilities under Related Credit Arrangements as to which arrangements satisfactory to the applicable secured party have been made) shall remain unpaid or unsatisfied, or any Letter of Credit (which is not collateralized in accordance with this Agreement) shall remain outstanding, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrowers or any of them or any of their Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(f)(i); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on property of a Person existing at the time such Person is merged into or consolidated with a Borrower or any Subsidiary of a Borrower or becomes a Subsidiary of a Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with a Borrower or such Subsidiary or acquired by a Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(f)(ii);

(k) the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of a Borrower to another Borrower or a Subsidiary of a Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Borrower, constitute “Pledged Debt” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of a Loan Party in respect of Indebtedness, real estate leases and supply agreements of another Loan Party to the extent otherwise permitted hereunder;

(f) Any of the following Indebtedness so long as the aggregate of such Indebtedness does not exceed $15,000,000 at any time:

(i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i);

(ii) Indebtedness of any Person that becomes a Subsidiary of a Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of a Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Borrower); and

(iii) unsecured Indebtedness; and

(g) any Indebtedness or obligation of the Borrowers and their Subsidiaries relating to the payment of taxes to the Internal Revenue Service on behalf of officers and directors of the Borrowers and their Subsidiaries who have incurred tax liability upon the vesting of certain equity interests and who have forfeited certain of those vested equity interests to the Borrowers and their Subsidiaries (as applicable) in exchange for such Borrowers or Subsidiaries (as applicable) paying such tax liability to the Internal Revenue Service.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrowers and their Subsidiaries (i) consistent with the terms of the Cash Investment Policy, up to an aggregate of $15,000,000 at any given time, and (ii) in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrowers and Subsidiaries in an aggregate amount not to exceed $750,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by any Borrower in another Borrower or a Pledged Foreign Subsidiary outstanding on the date hereof, (ii) additional Investments by any Borrower in another Borrower (other than Holdings), (iii) additional Investments by any Borrower in Domestic Subsidiaries of the Borrowers so long as the Borrowers have first complied with the requirements of Section 6.12(a) and (c) with respect to such Domestic Subsidiary, (iv) additional Investments by any Borrower in a Pledged Foreign Subsidiary so long as the Borrowers have first complied with the requirements of Section 6.12(b) and (c) with respect to such Person, (v) Investments by Holdings in CMG@Ventures Entities outstanding as of the date hereof, additional Investments by Holdings in CMG@Ventures Entities not to exceed $1,500,000 during each fiscal year (which amounts shall be used to provide working capital to the CMG@Ventures Entities), and additional Investments by CMG@Ventures Entities provided that such additional Investments are less than $15,000,000 in the aggregate after the date hereof, (vi) Investments by any Loan Party in another Loan Party or Subsidiary pursuant to the terms of one or more Cost Plus Agreements, and (vii) Investments by any Borrower in any Foreign Subsidiary which is not a Pledgor and which has not had any of its equity interests pledged in favor of the Administrative Agent by a Loan Party or Subsidiary thereof, provided that Investments permitted by this clause (vii) shall be limited to an aggregate of $5,000,000 during each fiscal year;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) that either are set forth on Schedule 7.03 or have an aggregate value as of the date hereof (not including Investments listed on Schedule 7.03) of $1,000,000 and other Investments relating to current and future stock repurchase programs;

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by Holdings or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same or related to the lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrowers and their Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrowers or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers for any single purchase or other acquisition or related series thereof shall not exceed $50,000,000, provided, however, that the total cash and noncash consideration paid by the Borrowers for the acquisition of Tech for Less LLC, including any earnout, shall be excluded from such amount;

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Borrower (other than Holdings) may merge with another Borrower (other than Holdings);

(b) any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Borrower (other than Holdings);

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of a Loan Party may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Loan Party; and

(e) so long as no Default has occurred and is continuing or would result therefrom, any Loan Party (other than Holdings) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, such Loan Party is the surviving corporation.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Excluded Equity Interests, equipment or real property;

(d) Dispositions of property by any Borrower to another Borrower;

(e) Dispositions of CMG@Ventures Entities or their respective Investments;

(f) Dispositions permitted by Section 7.04; and

(g) Dispositions of cash Investments to the extent consistent with and permitted by the Cash Investment Policy, provided that (i) at the time of any such Disposition, no Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the property Disposed of in reliance on this clause (g) is not subject to the exclusive control of the Administrative Agent or any Lender pursuant to any Collateral Document, and (iii) the purchase price for such property Disposed of shall be paid to the Borrowers or such Subsidiaries solely in cash, provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(g) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests (other than Excluded Equity Interests) or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Subsidiaries of Holdings may make Restricted Payments to Holdings to fund repurchases by Holdings of its Equity Interests or other cash dividends with respect to the Equity Interests of Holdings and Holdings may fund repurchases of its Equity Interests and make other dividends with respect to its Equity Interests, so long as the aggregate amounts of such Restricted Payments by Holdings do not exceed $50,000,000 in the aggregate in any fiscal year of Holdings, and provided that, immediately after giving effect to each such Restricted Payment, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been consummated as of the first day of the fiscal period covered thereby;

(b) each Loan Party and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Subsidiaries of Holdings may declare and pay cash dividends to Holdings and other Subsidiaries, in addition to those permitted by Section 7.06(a) above;

(e) Borrowers and its Subsidiaries may make tax payments contemplated pursuant to Indebtedness described in Section 7.02(g);

(f) Holdings may, in accordance with the terms of its various equity incentive plans, implement (or continue to implement) programs with its officers and employees whereby an officer or employee may deliver shares of common stock of Holdings to Holdings whose value approximates the amount of taxes that are owed by such officer or employee as a result of the vesting or lapse of a risk of forfeiture on shares of common stock that had been granted or issued to the officer or employee by Holdings, with Holdings then remitting withholding taxes due as a result of such vesting as a result thereof; and

(g) Holdings may, in accordance with all applicable Laws, issue and sell its Equity Interests on the public market and in private placement transactions.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from or unrelated to those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrowers or such Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties or Loan Parties and Pledged Foreign Subsidiaries.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrowers or to otherwise transfer property to or invest in the Borrowers, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrowers, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrowers and their Subsidiaries to be greater than 2.0:1.0.

(b) Minimum Consolidated Core Cash Flow Coverage Ratio. Permit the Consolidated Core Cash Flow Coverage Ratio as of the end of any fiscal quarter of the Borrowers and their Subsidiaries to be less than 1.5:1.0.

(c) Minimum Global Cash. At all times during the term of this Agreement, maintain a balance of cash (as determined under GAAP), cash equivalents (as determined under GAAP), and Cash Equivalents of less than $60,000,000 (on a consolidated basis), plus up to $15,000,000 in the aggregate which may be invested in the CMG@Ventures Entities after the date hereof (subject to downward adjustments as such investments are made after the date hereof, and subject to reduction in the event Holdings resolves to invest a lesser amount or no additional amounts in CMG@Ventures Entities and its Investments).

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in any material respect.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year (except to align the fiscal year of a newly acquired Subsidiary with the fiscal year of Holdings).

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(g).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers fail to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11, 6.12, 6.15 or Article VII or (ii) the Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01 or 6.02 and such failure with respect to Section 6.01 or 6.02 continues for 4 Business Days, which period may be extended to 15 days one time during each calendar year upon advance notice from the Borrower Agent to the Administrative Agent of a material disruption in the finance or accounting staff of the Borrowers; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days, provided, however, that the Borrowers may extend the cure period to 90 days for any default under this Section 8.01(c) by Cash Collateralizing an amount equal to the then outstanding unpaid balance of the Loans and L/C Obligations as security for the Obligations; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of that portion of the Obligations constituting unpaid amounts with respect to Related Credit Arrangements, ratably among Related Swap Contract Providers and Lenders providing Related Treasury Management Arrangements; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Holdings and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof (if any) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09, 2.10(b) and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10 Collateral Matters. Each of the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Related Credit Arrangements as to which arrangements satisfactory to the applicable Lender shall have been made, provided however, no Lien shall be released until the applicable Lender has notified the Administrative Agent that arrangements satisfactory to the applicable Lender have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any guarantor from its obligations under a Guarantee; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under a Guarantee pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release any Guarantor from its obligations under a Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Lenders;

(c) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Revolving Credit Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(f) amend any financial covenant threshold hereunder to make it less restrictive without the written consent of each Lender;

(g) amend the definition of Applicable Advance Percentage without the written consent of each Lender;

(h) waive compliance with the requirement to Cash Collateralize any Obligation without the written consent of each Lender;

(i) change Section 2.13 and Section 8.03 in a manner that would alter (i) the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Revolving Credit Commitments without the written consent of the each Lender;

(j) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(k) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(l) impose any greater restriction on the ability of any Lender under the Revolving Credit Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party , any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Any Loan Party, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Holdings or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall jointly and severally indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses

(b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable fees, charges and disbursements of the respective counsel for the Lenders, in connection with the negotiation, execution, and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment under the Revolving Credit Facility and the Loans at the time owing to it under such Revolving Credit Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Holdings (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to Holdings and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Holdings shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Holdings to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account or any Loan Party against any and all of the obligations of the Borrowers or any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Holdings and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, then Holdings may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Holdings to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN

PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent on the other hand, (B) Holdings and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Holdings and the Loan Parties are capable of evaluating, understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Holdings or any Loan Party or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to Holdings, any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the other Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to Holdings, the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Uniform laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Brian J. O’Donnell
Name:	Brian J. O’Donnell
Title:	Treasurer

MODUS MEDIA, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

MODUSLINK CORPORATION

By:	/s/ Brian J. O’Donnell
Name:	Brian J. O’Donnell
Title:	Treasurer

MODUSLINK PTS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

SOL HOLDINGS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

MODUSLINK OPEN CHANNEL SOLUTIONS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

TECH FOR LESS LLC

By:	/s/ Brian J. O’Donnell
Name:	Brian J. O’Donnell
Title:	Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bozena Janociak
Name:	Bozena Janociak
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ David Bacon
Name:	David Bacon
Title:	Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Jack Gaziano
Name:	Jack Gaziano
Title:	Managing Director

HSBC BUSINESS CREDIT (USA) INC., as a Lender

By:	/s/ Andrew Brown
Name:	Andrew Brown
Title:	Vice President

SCHEDULE 2.01

REVOLVING CREDIT COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$15,000,000 (subject to adjustment in accordance with the terms of the Agreement)	37.500000000%
Silicon Valley Bank	$12,500,000 (subject to adjustment in accordance with the terms of the Agreement)	31.250000000%
HSBC Business Credit (USA) Inc.	$12,500,000 (subject to adjustment in accordance with the terms of the Agreement)	31.250000000%
Total	$40,000,000 (subject to adjustment in accordance with the terms of the Agreement)	100.000000000%

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER AGENT / HOLDINGS:

MODUSLINK GLOBAL SOLUTIONS, INC.
1100 Winter Street, Suite 4600
Waltham, Massachusetts 02451
Attention: Chief Financial Officer
Telephone: (781) 663-5121
Telecopier: (781) 663-5045
Electronic Mail: steven_crane@moduslink.com
Website Address: www.moduslink.com
U.S. Taxpayer Identification Number: 04-2921333

With a copy to:

BRL Law Group LLC
425 Boylston Street, Third Floor
Boston, Massachusetts 02116
Attention: Thomas B. Rosedale
Telephone: (617) 399-6931
Telecopier: (617) 399-6930
Electronic Mail: trosedale@brllawgroup.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Street Address: 901 Main Street
Mail Code:
City, State ZIP Code: Dallas, Texas 75202
Attention: Credit Services/Monica Barnes
Telephone: (214) 209-9289
Telecopier: (214) 290-9442
Electronic Mail: monica.t.barnes@bankofamerica.com
Account No.: 129-2000-883
Ref: Moduslink Global Solutions
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address: 231 South LaSalle Street
Mail Code: Mail Code: IL1-231-10-41
City, State ZIP Code: Chicago, Illinois 60604

Attention: Bozena Janociak, Agency Officer
Telephone: (312) 828-3597
Telecopier: (877) 207-0732
Electronic Mail: Bozena.janociak@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations – Los Angeles
1000 W. Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Bolivar Carrillo
Telephone: (213) 481-7842
Telecopier: (213) 457-8841
Electronic Mail: bolivar.carrillo@bankofamerica.com

SCHEDULE 2.02

Eligible Inventory Locations

Name of Landlord and Address of Leased Premises

AAAA World Import-Export, Inc. 11010 N.W. 92 Terrace Miami, FL 33178

Duke Realty Limited Partnership 501 Innovation Avenue Suite 100 Morrisville, NC 27560

John J. Flatley and Gregory D. Stoyle, Trustees of The 425 Medford Nominee Trust 425 Medford Street Boston, MA 02129

1270 Don Haskins, Ltd. Suites A through D 1270 Don Haskins Drive El Paso, TX

Western Liberty, LLC 2000 S. Liberty Drive Bloomington, IN

Name of Landlord and Address of Leased Premises

JWR Properties II 5233 Old State Road 37 Bloomington, IN 47402-0271

3-B East Associates* 5960 Miami Lakes Drive Miami Lakes, FL

Prologis Interchange City Distribution Center #21 1501 Corporate Place LaVerge, TN 37086

Sycamore Business Park LLC * 2111 East Ridge Ave. Riverside, CA

SouthPark Warehouse III Acquisition Corporation * 2000 Midway Lane Smyrna, TN 37167

Duke Realty Limited Partnership * 200 Innovation Drive, Suite 145 Morrisville, NC 27560

Name of Landlord and Address of Leased Premises

ProLogis NA2 U.S. LLC 7955 Zionsville Road Indianapolis, IN

COS Realty, LLC* 1610 Garden of the Gods Rd, #100 Colorado Springs, CO 80907

CCI-B 2150 Garden of the Gods, LLC* 2150 Garden of the Gods Rd Colorado Springs, CO 80907

STAG II Lindon* 500 South 500 West Lindon, UT 84042

*	These locations will not be Eligible Inventory Locations until such time as a fully executed landlord waiver, in form reasonably satisfactory to the Administrative Agent, is delivered to the Administrative Agent.

SCHEDULE 2.03

Eligible Loan Parties

Eligible Loan Party	Applicable Advance Percentage
	Eligible Inventory	Eligible Receivables	Eligible PTS Inventory
ModusLink Global Solutions, Inc.	50%	80%	N/A
Modus Media, Inc.	50%	80%	N/A
ModusLink Corporation	50%	80%	N/A
Sol Holdings, Inc.	50%	80%	N/A
Modus Media International (Ireland) Limited	50%	80%	N/A
ModusLink Open Channel Solutions, Inc.	50%	80%	N/A
ModusLink PTS, Inc.	N/A	80%	Finished Inventory = 45 Raw Materials = 30	% %

SCHEDULE 5.08(b)

Existing Liens

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
ModusLink Corporation

1.	UCC-1 Financing Statement	ModusLink, Inc.	Leaf Funding, Inc.	DE SOS	5/13/05	51479147	Equipment.

2.	UCC-1 Financing Statement	ModusLink Corporation	Crown Credit Company	DE SOS	8/31/05	52705516	Equipment.

3.	UCC-1 Financing Statement	ModusLink Corporation	Crown Credit Company	DE SOS	8/31/05	52705607	Equipment.

4.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	2/14/06	60610683	Equipment.

5.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	2/14/06	60610709	Equipment.

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
6.	UCC-1 Financing Statement	ModusLink Corporation	General Electric Capital Corporation	DE SOS	3/29/06	61063445	Equipment.

7.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	6/26/06	62188324	Equipment.

8.	UCC-1 Financing Statement	ModusLink Corp	Xerox Corporation	DE SOS	7/6/06	62323277	Equipment.

9.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	7/7/06	62335735	Equipment.

10.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	7/7/06	62335743	Equipment.

11.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	7/7/06	62335750	Equipment.

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
12.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	7/10/06	62354835	Equipment.

13.	UCC-1 Financing Statement	ModusLink Corporation	U.S. Bancorp	DE SOS	9/27/06	63342367	Equipment.

14.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	10/26/06	63743390	Equipment.

15.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	10/26/06	63743408	Equipment.

16.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	10/26/06	63743416	Equipment.

17.	UCC-1 Financing Statement	ModusLink Corporation	General Electric Capital Corp	DE SOS	11/1/06	63809357	Equipment.

18.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	11/22/06	64085205	Equipment.

19.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	6/4/07	72083920	Equipment.

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
20.	UCC-1 Financing Statement	ModusLink Corporation	Crown Credit Company	DE SOS	8/7/07	72994258	All of Lessee’s right, title and interest in all equipment leased.

21.	UCC-1 Financing Statement	ModusLink Corporation	Xerox Corporation	DE SOS	8/28/07	73288692	Equipment.

22.	UCC-1 Financing Statement	ModusLink Corporation	Saxon Business Systems, Inc.	DE SOS	2/29/08	80747087	Filed for informational purposes (Lease).

23.	UCC-1 Financing Statement	ModusLink Corporation	Wells Fargo Bank, N.A.	DE SOS	3/20/08	80987154	Equipment.

24.	UCC-1 Financing Statement	ModusLink Corporation	Crown Credit Company	DE SOS	5/20/08	81735479	Equipment.

a.	UCC Amendment Statement	_	Crown Company Credit	_	12/01/09	93820682	Collateral restatement (equipment)

25.	UCC-1 Financing Statement	ModusLink Corporation	Marlin Leasing Corp.	DE SOS	5/30/08	81846540	Equipment.

26.	UCC-1 Financing Statement	ModusLink Corporation	Crown Credit Company	DE SOS	6/16/08	82051561	Equipment.

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
27.	UCC-1 Financing Statement	ModusLink Corporation	General Electric Capital Corp.	DE SOS	8/26/08	82902458	Equipment.

28.	UCC-1 Financing Statement	ModusLink Corporation	U.S. Bancorp	DE SOS	9/8/08	83035357	Equipment.

29.	UCC-1 Financing Statement	ModusLink Corporation	Coactiv Capital Partners, Inc.	DE SOS	1/7/09	90047818	Equipment.

a.	UCC Amendment Statement	_	_	_	7/27/09	92397674	Amends the collateral description (adds collateral).

30.	UCC-1 Financing Statement	ModusLink Corporation	Banc of America Leasing & Capital, LLC	DE SOS	6/11/09	91873360	Equipment.

a.	UCC Amendment Statement	_	-	_	6/12/09	91889622	Amends the collateral description (adds collateral).

31.	UCC-1 Financing Statement	ModusLink Corporation	CIT Technology Financing Services I LLC	DE SOS	8/10/09	92555891	Equipment.

32.	UCC-1 Financing Statement	ModusLink Corporation	General Electric Capital Corporation	DE SOS	10/16/09	93338867	Equipment.

Document Number	Document Type	Debtor	Secured Party	Filing Jurisdiction	Filing Date	Filing Number	Collateral Description
33.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	12/07/09	93904254	Equipment.

34.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	12/07/09	93904262	Equipment.

35.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	12/07/09	93904270	Equipment.

36.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	12/07/09	9310855	Equipment.

37.	UCC-1 Financing Statement	ModusLink Corporation	Raymond Leasing Corporation	DE SOS	12/07/09	93911242	Equipment.

SCHEDULE 5.12(d)

Pension Plans

1. ModusLink Global Solutions Savings & Retirement 401(k) Plan

2. Each of ModusLink B.V. and ModusLink Open Channel Solutions B.V. has a defined benefit pension plan and a defined contribution pension plan. ModusLink Pte. Ltd. has a defined benefit pension plan.

SCHEDULE 5.12(e)

Other Plans

None.

SCHEDULE 5.13

Subsidiaries and Other Equity Investments; Loan Parties

(a)	Subsidiaries

Please see below ModusLink Global Solutions, Inc. Legal Entity Organizational Chart (United States), ModusLink Global Solutions, Inc. Legal Entity Organizational Chart (Mexico), ModusLink Global Solutions, Inc. Legal Entity Organizational Chart (Europe), and ModusLink Global Solutions, Inc. Legal Entity Organizational Chart (Asia). Please see the tables below the Organization Charts for holdings of entities that are not direct or indirect wholly-owned subsidiaries of any of the Loan Parties as listed below.

ModusLink Global Solutions, Inc.

Legal Entity Organizational Chart

(United States)

ModusLink Global Solutions, Inc.

Legal Entity Organizational Chart

(Mexico)

ModusLink Global Solutions, Inc.

Legal Entity Organizational Chart

(Europe)

ModusLink Global Solutions, Inc.

Legal Entity Organizational Chart

(Asia)

Equity Interests

Exact Legal Name of Loan Party	Name, Jurisdiction of Formation and Type of Entity of Subsidiary	Class or Type of Interest and Par Value	Total Amount Authorized (by class or type)	Total Amount Issued and Out standing (by class or type)

ModusLink Global Solutions, Inc.	CMG Securities Corporation; Massachusetts corporation	Common Stock, no par value	200,000 shares of Common Stock	100 shares of Common Stock

ModusLink Global Solutions, Inc.	CMG @Ventures Capital Corp., a Delaware corporation	Common Stock, $0.01 par value	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Global Solutions, Inc.	CMG @Ventures, Inc., a Delaware corporation	Common Stock, $0.01 par value	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Global Solutions, Inc.	Modus Media, Inc.; Delaware corporation	Common Stock; par value $0.01 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Global Solutions, Inc.	ModusLink Open Channel Solutions, Inc.; Delaware corporation	Common Stock; par value $0.01 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Global Solutions, Inc.	ModusLink PTS, Inc.; Delaware corporation	Common Stock; par value $0.01 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Global Solutions, Inc.	Tech for Less LLC; Delaware limited liability company	Membership Interests; no par value	N/A	N/A

Modus Media, Inc.	ModusLink Corporation; Delaware corporation	Common Stock; par value $0.01 per share	3,000 shares of Common Stock	2,000 shares of Common Stock

ModusLink Corporation	Sol Holdings, Inc.; Delaware corporation	Common Stock; par value $0.01 per share	1,000 shares of Common Stock	100 shares of Common Stock

Exact Legal Name of Loan Party	Name, Jurisdiction of Formation and Type of Entity of Subsidiary	Class or Type of Interest and Par Value	Total Amount Authorized (by class or type)	Total Amount Issued and Out standing (by class or type)

ModusLink Corporation	ModusMedia International (Ireland) Limited; Delaware corporation	Common Stock; par value $1.00 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Corporation	SalesLink LLC, a Delaware limited liability company	Membership Interests; no par value	N/A	N/A

ModusLink Corporation	SalesLink Mexico Holding Corp. a Delaware corporation	Common Stock; par value $0.01 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Corporation	Modus Media International Documentation Services (Ireland) Ltd., a Delaware corporation	Common Stock; par value $1.00 per share	1,000 shares of Common Stock	1,000 shares of Common Stock

ModusLink Corporation	ModusLink Mexico S.A. de C.V.; Mexico entity	Ordinary Shares; par value $1.00 Mexican currency	50,000 Ordinary shares	ModusLink Corporation holds 49,999 Ordinary shares Modus Media International Documentation Services (Ireland) Limited holds 1 Ordinary share

ModusLink Corporation	ModusLink BV; The Netherlands entity	€100,000	€100,000	€20,000

Exact Legal Name of Loan Party	Name, Jurisdiction of Formation and Type of Entity of Subsidiary	Class or Type of Interest and Par Value	Total Amount Authorized (by class or type)	Total Amount Issued and Out standing (by class or type)

ModusLink Corporation	ModusLink Hungary Kft.; Hungary entity	HUF 3,000,000	HUF 3,000,000	ModusLink Corporation owns a quota representing HUF 2,900,000 of the registered capital Modus Media International Ireland (Holdings) owns quota representing HUF 100,000 of the registered capital

ModusLink Corporation	ModusLink France S.A.S; France entity	100,000 Common	100,000 Common	100,000 Common

ModusLink Corporation	ModusLink Czech Republic s.r.o; Czech Republic entity	CZK 200,000	CZK 200,000	CZK 200,000

ModusLink Corporation	ModusLink Pte. Ltd, a Singapore entity	100,000 Ordinary shares; issued share capital of SGD100,000; no par value	N/A	100,000 Ordinary shares

ModusMedia International (Ireland) Limited	Modus Media International Ireland (Holdings), an Ireland entity	Ordinary shares; Nominal Par Value €1.26973808	12,200,000 Ordinary shares	10,188,728 Ordinary shares 10,188,727 Ordinary shares held by Modus Media International (Ireland) Limited 1 Ordinary share held by Modus Media International Leinster Unlimited

Sol Holdings, Inc.	Sol Services Corporation, S.A. de C.V., a Mexico entity	Ordinary shares; par value $1.00 Mexican currency	50,000 Ordinary shares	49,999 Ordinary shares held by Sol Holdings, Inc. 1 Ordinary share held by Modus Media International Documentation Services (Ireland) Limited

Exact Legal Name of Loan Party	Name, Jurisdiction of Formation and Type of Entity of Subsidiary	Class or Type of Interest and Par Value (including options, warrants & similar arrangements)	Total Amount Authorized (by class or type)	Total Amount Issued and Out standing (by class or type)

ModusLink Corporation	ModusLink Limited, a United Kingdom entity	5,000,000 Ordinary shares	5,000,000 Ordinary shares	5,000,000 Ordinary shares

ModusLink Corporation	Modus Media International Leinster Unlimited, a British Virgin Island entity	10,000 Ordinary shares; par value $1.00	10,000 Ordinary shares	2 Ordinary shares 1 Ordinary share held by Modus Media International Documentation Services (Ireland) Limited 1 Ordinary share held by Tudor Nominees Limited

ModusLink Corporation	Logistix Holdings Europe Limited, an Ireland entity	1,000,000 Ordinary shares; par value €1.269738	1,000,000 Ordinary shares	1,000,000 Ordinary shares

ModusLink Corporation	ModusLink Solutions Services Pte. Ltd., Singapore entity	SGD 2,000,000 Ordinary shares; issued share capital SGD 200,000	200,000 Ordinary shares	200,000 Ordinary shares

ModusLink Corporation	ModusLink Japan KK, a Japan entity	Authorized Capital Share (Numbers) System	Issued Capital is JPY 301,000,000 and 6,020 shares	Issued Capital is JPY 301,000,000 and 6,020 shares

Exact Legal Name of Loan Party	Name, Jurisdiction of Formation and Type of Entity of Subsidiary	Class or Type of Interest and Par Value (including options, warrants & similar arrangements)	Total Amount Authorized (by class or type)	Total Amount Issued and Out standing (by class or type)

ModusLink Corporation	SalesLink International (Singapore) Pte. Ltd., a Singapore entity	SGD 1,700,000 Ordinary shares; 50,000 preference shares; no par value	N/A	1,700,000 Ordinary shares; 50,000 preference shares

ModusLink Open Channel Solutions, Inc.	ModusLink Open Channel Solutions B.V., The Netherlands entity	€90,000	€90,000	€25,700

ModusLink Open Channel Solutions, Inc.	Open Channel Solutions Pty Limited, an Australia entity	Ordinary shares; Australian $1.00 per share paid	N/A	61,716 Ordinary shares

ModusLink Open Channel Solutions, Inc.	ModusLink Open Channel Solutions KK, a Japan entity	Common shares; JPY 50,000 per share	200 Common shares	200 Common shares

(b)	Other Equity Interests

Please see Schedule 5.13(a).

(c)	Equity Interests

Please see Schedule 5.13(a).

(d)	Loan Parties

Loan Party	Jurisdiction of Incorporation	Principal Place of Business	Taxpayer Identification Number

ModusLink Global Solutions, Inc.	Delaware	1100 Winter Street, Suite 4600 Waltham, MA 02451	04-2921333

Modus Media, Inc.	Delaware	1100 Winter Street, Suite 4600 Waltham, MA 02451	04-3357799

ModusLink Corporation	Delaware	1100 Winter Street, Suite 4600 Waltham, MA 02451	04-3400270

Sol Holdings, Inc.	Delaware	1100 Winter Street, Suite 4600 Waltham, MA 02451	04-3548816

Modus Media International (Ireland) Limited	Delaware	1100 Winter Street, Suite 4600 Waltham, MA 02451	36-3693134

ModusLink Open Channel Solutions, Inc.	Delaware	Three Allied Drive Suite 303 Dedham, MA 02026	043535055

ModusLink PTS, Inc.	Delaware	5233 South Old State Road 37 Bloomington, IN 47401	35-1801761

Tech for Less LLC	Delaware	1610 Garden of the Gods Road Colorado Springs, CO 80907	4249365

Modus Media International Ireland (Holdings)	Ireland	Monasterevin Road Kildare Town Co. Kildare Ireland	12556

ModusLink PTE. Ltd.	Singapore	51 Ubi Avenue 3 Singapore 408858	198903169H

SCHEDULE 5.20

Labor Matters

1.	ModusLink Mexico S.A. de C.V, Sol Services Corporation, S.A. de C.V. and SalesLink Servicios, S. de R. L. de C.V. each have collective bargaining agreements covering their respective employees. The collective bargaining agreements are with/under no active unions.

2.	Entities in Ireland with employees each have unions and collective bargaining agreements covering their respective employees.

3.	ModusLink B.V. in The Netherlands has a work council.

SCHEDULE 6.12

Additional Subsidiaries

None.

SCHEDULE 7.02

Existing Indebtedness

ModusLink Pte. Ltd. has a facility with Union Bank in Taiwan of up to TWD 30,000,000.

SCHEDULE 7.03

Existing Investments

See Schedule 5.13.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans

☐   A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

[SIGNATURE PAGE FOLLOWS]

The Borrower Agent hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

MODUSLINK GLOBAL SOLUTIONS, INC.,
as the Borrower Agent

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), hereby jointly and severally promise to pay to                              or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrowers under that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan made by the Lender until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Amended and Restated Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Amended and Restated Revolving Credit Note is also entitled to the benefits of any applicable guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Amended and Restated Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Amended and Restated Revolving Credit Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Amended and Restated Revolving Credit Note.

This Amended and Restated Revolving Credit Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Second Replacement Second Amended and Restated Revolving Credit Note, dated as of February 27, 2009 in the maximum principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00), executed by Holdings and certain other entities and made payable to the order of the Lender (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement, or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage, or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety, or other party primarily or secondarily liable for such indebtedness.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:
Name:
Title:

MODUS MEDIA, INC.

By:
Name:
Title:

MODUSLINK CORPORATION

By:
Name:
Title:

MODUSLINK PTS, INC.

By:
Name:
Title:

SOL HOLDINGS, INC.

By:
Name:
Title:

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED

By:
Name:
Title:

[Signatures continue on next page.]

MODUSLINK OPEN CHANNEL SOLUTIONS, INC.

By:
Name:
Title:

TECH FOR LESS LLC

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [chief executive officer / chief financial officer / treasurer / controller] of Holdings, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for month-end financial statements for the months of October, January, and April]

1. Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the month ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with Modified GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries. Holdings has also delivered (i) internally prepared documentation sufficient to establish that all deviations from GAAP identified on such financial statements delivered pursuant to Section 6.01(b) in accordance with Modified GAAP have been conformed and/or modified to be in accordance with GAAP as of such fiscal quarter; (ii) a consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidating statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries, and (iii) a statement of all consolidated cash balances maintained by Holdings and its Subsidiaries for each country.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers and their Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers and their Subsidiaries (as applicable) performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Borrowers and their Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrowers contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[SIGNATURE PAGE FOLLOWS]

C-2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                      , 20    .

MODUSLINK GLOBAL SOLUTIONS, INC.,
as the Borrower Agent

By:
Name:
Title:

C-3

For the Month/Year ended                     ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date		$

B.	Consolidated EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for Measurement Period ending on above date (“Subject Period”) (including Consolidated EBITDA with respect to any newly-created or acquired Subsidiary calculated on a pro forma basis for such Measurement Period as if the acquisition had been consummated as of the first day of the Measurement Period):

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses for Subject Period:	$

	6.	All Net Non-Cash Restructuring Charges recognized by Borrowers and their Subsidiaries during Subject Period (to the extent calculations of the Net Non-Cash Restructuring Charges for Subject Period result in a positive number):	$

	7.	Unrealized, non-cash foreign exchange losses for Subject Period:	$

	8.	An amount equal to all non-cash goodwill impairment charges recognized by Borrowers and their Subsidiaries for Subject Period:	$

	9.	Adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments for Subject Period:	$

	10.	Non-cash stock compensation expenses for Subject Period:	$

	11.	Income tax credits for Subject Period:	$

	12.	Unrealized, non-cash foreign exchange gains for Subject Period:	$

	13.	Adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments for Subject Period:	$

	14.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 – 11 – 12 – 13):	$

C.		Consolidated Leverage Ratio (Line I.A ÷ Line I.B.14):	to 1.0

Maximum permitted: 2.0:1.0

SCHEDULE 1 TO EXHIBIT C

II.	Section 7.11(b) – Consolidated Core Cash Flow Coverage Ratio

A.	Consolidated EBITDA for Subject Period (Line I.B.14 above):	$

B.	Rentals payable under leases of real or personal, or mixed, property, in each case as reflected on the Borrowers’ income statements for Subject Period:	$

C.	Consolidated Interest Charges for Subject Period:	$

D.	The aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Agreement for Subject Period:	$

E.	Rentals paid under leases of real or personal, or mixed, property, in each case as reflected on the Borrowers’ income statements for Subject Period:	$

F.	Net Cash Restructuring Payments (to the extent that calculations of the Net Cash Restructuring Payments for Subject Period result in a positive number):	$

G.	Consolidated Core Cash Flow Coverage Ratio (Line II.A + Line II.B) ÷ (Line II.C + Line II.D + Line II.E + Line II.F):	to 1.0

Minimum required: 1.5:1.0

III.	Section 7.11(c) – Minimum Global Cash. Balance of cash (as determined under GAAP), cash equivalents (as determined under GAAP), and Cash Equivalents as of Statement Date (on a consolidated basis): $

Minimum required: $60,000,000

SCHEDULE 1 TO EXHIBIT C - Page 2

For the Quarter/Year ended                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ Net Non-Cash Restructuring Charges (to the extent calculations of the Net Non-Cash Restructuring Charges for Subject Period result in a positive number)

+ unrealized, non-cash foreign exchange losses

+ non-cash goodwill impairment charges

+ adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments

+ Non-cash stock compensation expenses

SCHEDULE 2 TO EXHIBIT C

- income tax credits

- unrealized, non-cash foreign exchange gains

- adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments

= Consolidated EBITDA

SCHEDULE 2 TO EXHIBIT C - Page 2

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities1) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

[1]	Include all applicable subfacilities.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Agreement

5.	Agreement: Amended and Restated Credit Agreement, dated as of February 1, 2010, among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned[2]	Aggregate Amount of Revolving Credit Commitment/Loans for all Lenders[3]	Amount of Revolving Credit Commitment/ Loans Assigned	Percentage Assigned of Revolving Credit Commitment/ Loans[4]	CUSIP Number
			$—		$—%
			$—		$—%
			$—		$—%

[7.	Trade Date: ][5]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

[2]	Fill in the appropriate terminology for the types of facilities under the Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, etc.).
[3]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D1-2

By:
Title:

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][7]

By:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Agreement.
[7]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Agreement.

D1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF FEBRUARY 1, 2010,

AMONG MODUSLINK GLOBAL SOLUTIONS, INC., EACH OF ITS DOMESTIC

SUBSIDIARIES SIGNATORY THERETO, EACH LENDER FROM TIME TO TIME PARTY

THERETO, AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT AND L/C

ISSUER

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

ANNEX 1 TO EXHIBIT D-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

ANNEX 1 TO EXHIBIT D-1 – Page 2

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

On file with the Administrative Agent.

EXHIBIT E

FORM OF LETTER OF UNDERTAKING

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The undersigned is an Affiliate of a Lender, may from time to time enter into one or more Swap Contracts with the Borrowers and/or their Subsidiaries, and, in order to obtain the benefits of the Collateral under the Collateral Documents, is executing and delivering this letter of undertaking to the Administrative Agent as contemplated by the Agreement.

In furtherance of the foregoing, the undersigned hereby:

(a) agrees that it shall have no right to notice of any action, or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (without thereby limiting any rights any Affiliate of the undersigned has in its capacity as a Lender and only to the extent expressly provided in the Loan Documents);

(b) acknowledges and accepts the appointment of the Administrative Agent pursuant to the terms of the Agreement and agrees to be bound by the provisions of Article IX of the Agreement as if it were a Lender party thereto; and

(c) unconditionally and irrevocably agrees that, without first obtaining prior written consent of the Administrative Agent, it shall not (i) except as provided in Section 10.08 of the Agreement, exercise or attempt to exercise any right of set-off or other recourse against any bank account or other monies of any Loan Party which may be in its possession or under its control for or in respect of the enforcement against any Loan Party of any of the Obligations, or (ii) commence any other action or proceeding of any nature, including any judicial proceeding, for or in respect of the enforcement against any Loan Party of any of the Obligations.

Executed this      day of                     , 20    .

[Name of Affiliate]

By:
Name:
Title:

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent

Date:                     ,

(1)	Borrowing Base
(Line IV.C from Schedule I)

(2)	Revolving Credit Facility

(3)	Aggregate Outstanding Amount of the Loans

(4)	Aggregate Outstanding Amount of the L/C
Obligations

(5)	Borrowing Availability (Borrowing Base Deficiency)

(A) the lesser of (1) and (2) minus

(B) the sum of (3) plus (4)

This report (this “Certificate”) is submitted pursuant to the Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer. Pursuant to the Collateral Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Certificate and has a valid perfected first priority security interest in the Eligible Collateral, subject to the Liens permitted under Section 7.01 of the Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

[SIGNATURE PAGE FOLLOWS]

The undersigned hereby certifies, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I accurately reflect the Receivables, Eligible Receivables, Inventory, Eligible Inventory, Eligible PTS Inventory, and Outstanding Amounts and (b) no Default or Event of Default has occurred or is continuing.

MODUSLINK GLOBAL SOLUTIONS, INC.,
as the Borrower Agent

By:
Name:
Title:

F-2

SCHEDULE I

to Borrowing Base Certificate

Borrowing Base

I.	A.	The aggregate amount of all Receivables of Eligible Loan Parties arising in the ordinary course of such Eligible Loan Parties’ business as presently conducted, valued at the lowest of invoice (adjusted for credits, returns or the like), book value or the amount reasonably expected by Eligible Loan Parties to be collected from the particular Account Debtor(s)

Less: Ineligible Receivables[8]

	B.	Receivables which remain fully or partially unpaid for more than ninety (90) days after their respective invoice dates except as contemplated by Section I.P. below

	C.	Receivables which are not due and payable in full in accordance with such Person’s credit and collection policy as disclosed by such Person to Administrative Agent; provided that regardless of the terms of such credit and collection policy, no Eligible Receivable shall have a payment term which is greater than sixty (60) days from the date of its related invoice

	D.	Receivables which are owed by a particular Account Debtor if fifty percent (50%) or more of the balance owing by such Account Debtor has not been paid within 90 days of the invoice date

	E.	Receivables with respect to which the Account Debtor is another Borrower or is a partner, shareholder, director, officer, employee, or agent of any such Borrower or is a Subsidiary or other Affiliate

	F.	Receivables with respect to which payment by the Account Debtor is or may be conditional, and accounts commonly known as “bill and hold” or accounts with a similar or like arrangement

	G.	Receivables with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, or with respect to which the Account Debtor is not subject to service of process in the United States of America,

[8]

Notwithstanding anything to the contrary herein or in the Agreement, (i) except as otherwise provided in subsection G above, no Accounts which are owed to any Subsidiary that is not a resident of the United States shall be Eligible Receivables and (ii) if the aggregate amount of all Accounts owed by a particular Account Debtor exceed 37.5% of Eligible Receivables after giving effect to subsections B-P above, then all Accounts in excess of such amount shall be excluded as Eligible Receivables.

SCHEDULE I TO EXHIBIT F

unless such Person has furnished Administrative Agent with a letter of credit or account receivable insurance in at least the amount of the account acceptable as to form, substance and issuer to Administrative Agent in its sole discretion; notwithstanding the foregoing, up to $7,500,000 of ModusLink B.V. Receivables shall be considered Eligible Receivables if, but for this subsection G, such ModusLink B.V. Receivables would otherwise be considered Eligible Receivables

H.	Receivables with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940, as amended, and all other necessary steps to perfect Administrative Agent’s security interest in such account have been completed to Administrative Agent’s satisfaction

I.	Receivables with respect to which such Person is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to such Person

J.	Receivables with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor

K.	Receivables arising from a “sale on approval” or “sale or return”

L.	Receivables which are subject to any Lien or security interest except in favor of Administrative Agent, or are “bonded” or similar accounts

M.	Receivables which are owed by an Account Debtor which has a dispute with such Person, or as to which any adverse claim, dispute or litigation relates (including without limitation any claim that any amounts are not owed to such Person), but only in the amount of such adverse claim, dispute or litigation

N.	Receivables which are owed by an Account Debtor which (a) has filed a petition or (b) is subject to an involuntary petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation or has made a general assignment for the benefit of its creditors

O.	Receivables which fails to meet or violates any warranty, representation or covenant (subject to any applicable grace or cure period) contained in this Agreement or any related document or instrument relating directly to Accounts

SCHEDULE I TO EXHIBIT F – Page 2

	P.	Receivables which Administrative Agent deems, in its reasonable discretion, to be doubtful in their collection

	Q.	Total Ineligible Receivables (the sum of I.B through I.P)

	R.	Eligible Receivables (I.A less I.Q)

II.	A.	Inventory (including raw materials) of Eligible Loan Parties (other than ModusLink PTS, Inc.) that is subject to a Buy Back Agreement, valued on the first-in, first-out method of inventory valuation or valued on a moving average basis which is insured to the Administrative Agent’s satisfaction

Less: Ineligible Inventory[9]

	B.	Inventory which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory

	C.	Inventory which is consigned, in transit or the subject of a bill in lading or other title document

	D.	Inventory which is not located at an Eligible Inventory Location

	E.	Inventory which the Administrative Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (and the Administrative Agent shall notify Holdings of any such determination within a reasonable time after it has been made)

	F.	Inventory which fails to meet or violates any warranty, representation or covenant contained in this Agreement, the Security Agreement or any related document or instrument relating to such Inventory

	G.	Inventory which is subject to any Lien or security interest except in favor of the Administrative Agent

	H.	Inventory which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies

	I.	Inventory which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged, is not currently saleable in the normal course of

[9]	Notwithstanding anything to the contrary herein or in the Agreement, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible Inventory.

SCHEDULE I TO EXHIBIT F – Page 3

business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs)

	J.	Inventory which, although subject to a Buy Back Agreement, the customer has breached its obligation to purchase Inventory pursuant to such Buy Back Agreement

	K.	Inventory which is obsolete, unusable or otherwise unavailable for sale and has been in the Borrowers’ Inventory in excess of 180 days

	L.	Inventory consisting of work in progress

	M.	Total Ineligible Inventory (the sum of II.B through II.L)

	N.	Eligible Inventory (II.A less II.M)

III.	A.	Inventory (including raw materials) of ModusLink PTS, Inc., valued on the first-in, first-out method of inventory valuation or valued on a moving average basis which is insured to the Administrative Agent’s satisfaction

Less: Ineligible PTS Inventory[10]

	B.	Inventory (including raw materials) of ModusLink PTS, Inc. which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory

	C.	Inventory (including raw materials) of ModusLink PTS, Inc. which is consigned, in transit or the subject of a bill in lading or other title document

	D.	Inventory (including raw materials) of ModusLink PTS, Inc. which is not located at an Eligible Inventory Location

	E.	Inventory (including raw materials) of ModusLink PTS, Inc. which the Administrative Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (and the Administrative Agent shall notify Holdings of any such determination within a reasonable time after it has been made)

	F.	Inventory (including raw materials) of ModusLink PTS, Inc. which fails to meet or violates any warranty, representation or

[10]	Notwithstanding anything to the contrary herein or in the Agreement, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible PTS Inventory.

SCHEDULE I TO EXHIBIT F – Page 4

covenant contained in this Agreement, the Security Agreement or any related document or instrument relating to such Inventory

	G.	Inventory (including raw materials) of ModusLink PTS, Inc. which is subject to any Lien or security interest except in favor of the Administrative Agent

	H.	Inventory (including raw materials) of ModusLink PTS, Inc. which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies

	I.	Inventory (including raw materials) of ModusLink PTS, Inc. which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged, is not currently saleable in the normal course of business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs)

	J.	Inventory (including raw materials) of ModusLink PTS, Inc. which is unrepaired or unrefurbished consumer electronic goods and unrepaired or unrefurbished boards for such goods

	K.	Inventory (including raw materials) of ModusLink PTS, Inc. which is obsolete, unusable or otherwise unavailable for sale and has been in ModusLink PTS, Inc.’s Inventory in excess of 180 days

	L.	Inventory (including raw materials) of ModusLink PTS, Inc. consisting of work in progress

	M.	Total Ineligible PTS Inventory (the sum of III.B through III.L)

	N.	Eligible PTS Inventory (III.A less III.M)

IV.	Borrowing Base

	A.	The lesser of (i) the Applicable Advance Percentage of the value of Eligible Inventory of each of the Eligible Loan Parties (other than ModusLink PTS, Inc.) plus the Applicable Advance Percentage of the value of Eligible PTS Inventory, and (ii) $15,000,000 (provided that no more than $5,000,000 shall be attributed to ModusLink PTS, Inc. and/or Eligible PTS Inventory under any provision of this Section IV.A)

	B.	The Applicable Advance Percentage of the value of Eligible Receivables of each of the Eligible Loan Parties (including ModusLink PTS, Inc.).

	C.	Loan Values of Eligible Collateral (the sum of IV.A and IV.B)

SCHEDULE I TO EXHIBIT F – Page 5

EXHIBIT G

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (“Agreement”) is entered into as of [                         , 20    ], among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory to the Credit Agreement (together with Holdings, the “Existing Borrowers”), [                        , a[n]             ] (the “New Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) pursuant to that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Existing Borrowers, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

RECITALS

A. Section 6.12(a) of the Credit Agreement requires each Person that becomes a Domestic Subsidiary (directly or indirectly) of Holdings to become a Borrower under the Credit Agreement.

B. Accordingly, the New Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

ARTICLE I

JOINDERS

1.1 Credit Agreement. The New Borrower hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the New Borrower will be deemed to be and shall be a party to the Credit Agreement and a Borrower for all purposes of the Credit Agreement, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement; (b) jointly and severally together with the Existing Borrowers thereunder, promises to each Lender and the Administrative Agent, as provided in the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof; (c) makes each representation and warranty set forth in Article V of the Credit Agreement as to itself to the same extent as each other Borrower thereunder, provided that with respect to the New Borrower each reference to the “Closing Date” in Article V of the Credit Agreement shall be deemed to refer to the effective date of this Agreement, and hereby agrees to be bound as a Borrower by all of the terms and provisions of the Credit Agreement to the same extent as all Existing Borrowers thereunder; (d) to secure the prompt payment and performance of all Obligations, grants to Administrative Agent, for the benefit of the Lenders, the Administrative Agent, and the other parties secured under the Loan Documents, a continuing security interest in and Lien upon all of the right, title and interest of the undersigned in and to its Collateral, whether now owned or hereafter acquired, subject to all of the terms and provisions of the Credit Agreement; (e) authorizes the Administrative Agent to file any financing statements (including fixture filings) in any relevant jurisdiction that indicate the Collateral as “all assets” or “all personal property” of the New Borrower, or words to similar effect, and ratifies any action taken by the Administrative Agent before the date of this Agreement to effect or perfect its Lien on any Collateral, and further authorizes the Administrative Agent to file with the United States Patent and Trademark Office, United States Copyright Office [or Canadian Intellectual Property Office] (or any

successor or similar foreign office) such documents as may be necessary or reasonably advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Lien granted by the New Borrower, without the signature of the New Borrower (to the extent not required by any applicable filing office), and naming the New Borrower as debtor and the Administrative Agent as secured party; and (f) attaches as Annex I hereto a supplement to the Schedules to the Credit Agreement, and certifies that such supplement has been prepared by the New Borrower in substantially the form of the Schedules to the Credit Agreement and is accurate and complete as of the date first above written.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 New Borrower Representations and Warranties. The New Borrower hereby represents and warrants, that:

(a) This Agreement and all other Loan Documents to which the New Borrower is a party that are required in connection with this Agreement have been duly authorized, executed and delivered by the New Borrower and constitute legal, valid and binding obligations of the New Borrower, enforceable against the New Borrower in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally; and

(b) No Default has occurred and is continuing on the date hereof.

2.2 Other Representations and Warranties. [Holdings /                     ] hereby represents and warrants, that:

(a) This Agreement has been duly authorized, executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of Holdings, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally; and

(b) It is the sole owner of all the ownership interests in the New Borrower.

ARTICLE III

EFFECTIVENESS

3.1 Effectiveness. This Agreement shall become effective on the date when the last of the following conditions shall have been satisfied or waived by the Administrative Agent in writing:

(a) The Administrative Agent shall have received the following (in each case in form and substance satisfactory to the Administrative Agent, in its reasonable discretion):

(i) duly executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Agent;

(ii) replacement Revolving Credit Notes executed by the New Borrower and the Existing Borrowers in favor of each Lender requesting a Revolving Credit Note;

(iii) duly executed counterparts of each other Loan Document required in connection with the Credit Agreement, including, without limitation, a joinder to each of the Security Agreement, the Intellectual Property Security Agreements, and the Securities Pledge Agreement, as applicable, together with all attachments thereto and deliverables to be made in connection therewith, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Agent, executed and delivered to the Administrative Agent;

2

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the New Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer of the New Borrower in connection with this Agreement and the other Loan Documents to which the New Borrower is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that the New Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, certified copies of its organization documents from the state of its incorporation or formation, certificates of good standing and/or qualification to engage in business and, if required, tax clearance certificates;

(vi) a favorable opinion of counsel for the New Borrower, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Agent;

(vii) a certificate of a Responsible Officer of the New Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by the New Borrower of the execution, delivery and performance by the New Borrower and the validity against the New Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) original certificates evidencing all of the issued and outstanding shares of capital stock or other equity or other ownership interests, if any, required to be pledged by any Existing Borrower pursuant to the terms of the Security Agreement or the Securities Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent;

(ix) evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements);

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been updated to include the New Borrower, as applicable, together with updated certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the New Borrower that constitutes Collateral; and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

3

(b) No Default or Event of Default shall have occurred and be continuing at the time of the execution and delivery hereof or would occur immediately after giving effect to the execution and delivery of this Agreement and the performance by the New Borrower of its obligations hereunder.

ARTICLE IV

[RATIFICATION OF GUARANTORS

4.1 Ratification. Each Guarantor hereby acknowledges and consent to the terms and provisions of this Agreement and the transactions contemplated hereby. Each Guarantor hereby ratifies and confirms that the guaranty set forth in the Guaranty Agreement executed by such Guarantor is in full force and effect and, following the effectiveness of this Agreement, will remain in full force and effect, enforceable against such Guarantor in accordance with the terms therein except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally.]

ARTICLE V

MISCELLANEOUS

5.1 Integration; Confirmation. On and after the date hereof, the Credit Agreement and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Credit Agreement and the other Loan Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

5.2 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.3 Expenses. The New Borrower agrees to pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, including all reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, execution and delivery of this Agreement or any document or agreement contemplated hereby and (b) all taxes which the Administrative Agent, the Lenders, or any other party secured under the Loan Documents may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes).

5.4 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to the New Borrower being delivered to the Borrower Agent). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

5.5 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

5.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4

5.7 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

[SIGNATURE PAGE FOLLOWS]

5

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW BORROWER:

[ ]

By:
Name:
Title:

EXISTING BORROWERS:

MODUSLINK GLOBAL SOLUTIONS, INC.

By:
Name:
Title:

MODUS MEDIA, INC.

By:
Name:
Title:

MODUSLINK CORPORATION

By:
Name:
Title:

MODUSLINK PTS, INC.

By:
Name:
Title:

[Signatures continue on next page.]

Signature Page to Joinder Agreement

SOL HOLDINGS, INC.

By:
Name:
Title:

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED

By:
Name:
Title:

MODUSLINK OPEN CHANNEL SOLUTIONS, INC.

By:
Name:
Title:

TECH FOR LESS LLC

By:
Name:
Title:

Signature Page to Joinder Agreement

Acknowledged and accepted:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Joinder Agreement

ANNEX I

See attached.